FINAL TRANSCRIPT

Thomson StreetEvents™

PHMD - Q1 2009 Photomedex, Inc. Earnings Conference Call

Event Date/Time: May. 14. 2009 / 4:30PM ET

CORPORATE PARTICIPANTS

Kim Golodetz
Lippert/Heilshorn & Associates - SVP, Principal

Jeff O'Donnell
PhotoMedex, Incorporated - President, CEO

Dennis McGrath
PhotoMedex, Incorporated - CFO

Michael Stewart
PhotoMedex Incorporated - COO

CONFERENCE CALL PARTICIPANTS

Orin Hirschman
AIGH Investment Partners - Analyst

PRESENTATION

Operator

Good day, everyone. Welcome to the PhotoMedex First Quarter 2009 Earnings Conference Call. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Miss Kim Golodetz. Please go ahead.

Kim Golodetz - *Lippert/Heilshorn & Associates - SVP, Principal*

Thank you, operator. This is Kim Sutton Golodetz with Lippert/Heilshorn & Associates. Thank you all for participating in today's call. Joining me this afternoon from PhotoMedex are Jeff O'Donnell, President and Chief Executive Officer; Dennis McGrath, Chief Financial Officer; and Michael Stewart, Chief Operating Officer. Earlier today, PhotoMedex announced financial results for the first quarter of 2009. If you have not received this news release or if you would like to be added to the Company's distribution list, please call Lippert/Heilshorn in New York at 212-838-3777 and speak with Cheryl Palazzo. Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of PhotoMedex. I encourage you to review the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Form 10-K and Form 10-Q, which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements. The content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 14, 2009. PhotoMedex undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call. With that, I'd like to turn the call over to Jeff O'Donnell. Jeff?

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

Thank you, Kim. Tonight we are reporting on PhotoMedex first quarter results. We will frame out for you the segments of our business being affected by the economy, and steps we have taken to ensure our future prosperity and growth. First quarter accomplishments included the purchase of Photo Therapeutics, the integration of the PhotoMedex and Photo Therapeutics facilities and employees, the roll-out of four new skin care products, and the continuous execution of the XTRAC with procedures up 25% over the prior year. In addition, you will hear how consumer spending, the economy, and consumer credit issues have impacted our customer base skin care business and our capital equipment sales. We will share with you the XTRAC success and how that business continues to grow in spite of this tough economy. In this market, reimbursement is our greatest advantage. With the drastic decline of some of the elective aesthetic procedures over the last six months, dermatologists throughout the United States are looking for alternatives with which to shore up their shrinking revenue stream. We have received calls from

many aesthetic practices, and they are turning to the XTRAC as that alternative source. They are adding the excimer laser system for the treatment of psoriasis to their patient offering. This call will evidence the fact that PhotoMedex Management Team has taken steps to calibrate the Company to the existing economic environment. This will ensure that the healthy and ready to – this will ensure its health and will be ready to excel when the economy rebounds. Next, we will report on the financial results of the first quarter, and set expectations on the balance of the year. Mike will talk about the success of the XTRAC and the changes we are making to our skin care business. He will also set forth the exciting new opportunities that we have on the horizon for Photo Therapeutics' LED technology, both the Omnilux Professional and the handheld devices. So with that, I'll turn the call over to Dennis.

Dennis McGrath - *PhotoMedex, Incorporated - CFO*

Thanks, Jeff. Good afternoon, everyone. I'll group by comments by business unit so that the comparative discussion can best be understood, given the sale of the Surgical Services business last year and the acquisition of Photo Therapeutics this year.

First, with regard to the XTRAC Domestic Business Unit, first quarter revenue was $2.7 million, a 27% increase over the prior year and a 31% decrease sequentially, largely related to the decrease in capital equipment sales, which were down 49% sequentially. The revenue components are as follows. Procedures sales of $2.4 million increased in the first quarter by 25% over the prior year and 3% sequentially. Capital equipment sales of $638,000 increased $93,000 over the prior year, and decreased $606,000 sequentially. Treatment revenues deferred in the quarter amount to $321,000. This is about even with last year, but represents a major swing sequentially. In the fourth quarter, you will recall we picked up revenue in the amount of $332,000 from previously deferred revenues. Procedures breakdown as follows. 35,744 billed, 1,805 unbilled, less 4,866 deferred. Domestic XTRAC gross profit for the first quarter was $1.1 million, representing a margin of 43%, which is up 32% from the prior year and about even with the fourth quarter. Operating expenses for the XTRAC Domestic business were on plan and slightly lower than the previous quarter, and also slightly lower than the comparative quarter last year.

With regard to Skin Care, first quarter Skin Care came in at $2.2 million in revenue, representing a 33% decrease from the prior year and a 12% decrease sequentially. There are a couple of reasons for this decrease. Last year in the first quarter we sold approximately $425,000 in the licensed eyelash product, which was the subject of litigation with Allergan. We did not launch our replacement product until February '09. We sold approximately $125,000 for the remaining months in the first quarter. Allergan also released its product, which now competes against us. Our core in Neova Products were off by approximately 20% compared to the same quarter last year, although we've seen an uptake in those products by about 7% in just the last quarter. Internationally, our Skin Care products are sold predominantly in Korea. Revenues into this country are off by about 50% as a result of both economic weakness and a 60% drop in the exchange rate. Gross profit was also negatively impacted by about $98,000 for a charge for plant relocation costs. As of this charge, the gross margin would be in line with historical rates. We've made the decision to relocate our Skin Care operations from Redmond, Washington and consolidate them into our manufacturing facility in Montgomeryville, Pennsylvania. Employees have been notified, and warehouse operations have been transferred to Pennsylvania. The estimated annual savings, when fully phased in, approximate $500,000 per year. Skin Care operating expenses are approximately 25% less than both the fourth quarter and the same quarter last year.

With regard to Photo Therapeutics, we acquired PTL on February 27. Consequently, the first quarter only reflects one month of operations. Revenue was $746,000 with a 76% gross margin, and generated operating income of $237,000. The exchange rate for the first quarter was $1.44 per pound sterling, compared to $1.98 in the previous year, or 27% less.

With regard to the International Derm Equipment business, the results of revenue, gross margin, and operating income are very consistent with previous quarter and the first quarter last year.

First quarter Surgical Product revenues were lighter by $900,000 from what we experienced in the first quarter of last year. As you will recall, we completed our OEM Diode agreement with AngioDynamics at mid-year. This accounts for the difference.

Just a reminder, we completed the sale of the Surgical Service Business Unit on August 8. And therefore in accordance with GAAP, have classified these operations as discontinued. Cash flow used in operations for the quarter was $2.6 million.

The net loss for the quarter was $3.5 million. The loss included the following items. $432,000 of deal costs, which were incurred in 2009; $200,000 of litigation costs; $100,000 in plant closing costs for the relocation of the Redmond, Washington Skin Care operations. We have taken additional steps to trim our operating costs, and have already implemented the following. We've eliminated 30 positions, including nine from the sales force, seven from the Montgomeryville operations, seven as a result of relocating the Skin Care facility to Pennsylvania; and seven that will be effective on August 1 as a result of the integration of the Photo Therapeutics operations. Furthermore, as a result of the higher minimum utilization levels imposed by XTRAC placements, we've reduced our manufacturing build schedule in the third quarter. Some of the demand will be satisfied with removals coming from insufficient usage accounts. The above reductions plus the associated costs connected to these events and certain other general expenses will reduce spending by about $4.5 million on an annualized basis. Our goal is to have positive EBITDA for the balance of the year, and positive operating income for the fourth quarter.

With regard to the balance sheet, cash and cash equivalents amount to $4.2 million. With the acquisition of PTL, we've added approximately $15 million in assets net of deal costs. Our long-term debt decreased by $1.3 million, not including the convertible debt. There were no new draws on the long-term debt. We are currently finalizing the new $10 million long-term debt vehicle for our future CapEx. Our liabilities will include a warrant payable of approximately $1.5 million. Under new accounting rules, this will be valued each quarter based upon the fluctuation of our stock price and the gain or loss recognized. The first quarter P&L shows other income of $91,000 related to this advance.

With regard to guidance, this economy, the ability to plan, and therefore the ability to provide guidance for the balance of the year has been somewhat hampered. We are optimistic that the unique mix of products that we offer dermatologists will allow PhotoMedex to weather the economic conditions better than many other companies in our market. And we've seen this in the first quarter as we examine the results of most of our peers. We believe the combination of reimbursed procedures that address skin disorders, led by the XTRAC Ultra and the new Velocity systems, coupled with newly-acquired Omnilux products from Photo Therapeutics and the ProCyte Skin Care products favorably positions the Company to grow in 2009. We believe the potential for each of these major product lines remains high. And our organization is set to realize the leverage through our sales channels, both domestically and internationally, in 2009. We told you on our last conference call that we had planned our business in 2009 with contingencies that address both positive and negative effects of the world economies. We have invested significantly over the last two years in bringing our sales and marketing organization to a level that will allow us to realize our potential in the marketplace. With the economic outlook still being somewhat uncertain, we've trimmed some of that increase. While we've also economized in other areas of business to best position us until the economy begins to improve, should economic factors affecting the purchase of aesthetic products improve in the coming months we believe our organization remains in a position to take advantage of that opportunity. Should there be a further contraction of the market, we are prepared to adjust our costs accordingly so that we can remain EBITDA-positive for the balance of the year. We've told you that we had budgeted for growth, but have developed detailed action plans, we call them circuit breakers as we talked about last time, to timely and responsibly throttle down expenses if the economy affects our business in a negative way. We have implemented the first two circuit breakers as a result of the languishing economy.

Let's talk about how we view each business segment and how we continue to plan accordingly. The XTRAC Domestic business, we told you that we see procedure revenue growing for the year at 30% or better. Procedures increased 25% in the first quarter over the prior year. We told you that we planned revenue from sales of capital equipment to decrease by approximately 40%. Capital equipment sales decreased 49% sequentially in Q1, and 17% year-on-year. Our focus continues to be on profitability through increased utilization of existing sites. Underperforming accounts will be quickly repositioned. In regards to the Skin Care business, we told you that this area could be susceptible to volatility in the market, but had planned a single-digit increase in revenue for the year. Given the recent experience of many of our peer companies, this was optimistic, and we see a weak Q2. Obviously, the issue here is the negative weight given to economic influence on aesthetic cash pay procedures and products. This is further exacerbated by the recent strength of the US dollar against world currencies. Countries like South Korea had particularly large valuation declines. Some things we've done to counterbalance that are schedule launches of products, of new

product introductions, that range from solution kits that bundle products together to facilitate the ease of use, coupled with the benefit of combination therapy, to anti-bruising creams to DNA repair products to education efforts on the benefits of combining skin care products with device technologies, particularly now that we have the LED technology and the product offering. Our new Neova essential lash product, as it gains traction, will be a factor that benefits our margin, moving the overall business back to the 70% range where we were prior to the heavy weight placed on licensed products in 2008. We started packing this product in combination eye therapy kits, and have begun to see some positive traction on these kits. In regard to Photo Therapeutics, we will have 10 months of Photo Therapeutics in our financial statement this year and only one month in the current quarter. The exchange rate of the pound sterling has decreased by 30% from just before signing this deal until now. There are several positive things associated with this business unit. The Professional Product Line is now being sold by our dedicated US sales force. Product margins are typically around 65%. Except for some additional commission expense, most of this incremental margin will fall through our bottom line. The product line is well-balanced between disease management and aesthetic procedures, from acne to skin cancer, and wound healing to skin rejuvenation. Distribution has been expanded into the retail channels through miniaturization of the Professional Product Line. Even with allocating to this business segment all of the financing costs associated with the convertible debt, operating margins can approximate 20% to 25%. The lack of availability of lease financing to many of our doctors continues to be a deterrent to faster ramping of the US sales of the Professional Product Line. There continues to be significant interest in the consumer product, but the bolus of activity appears to be more likely in the second half of the year. Our quarterly report will be filed on Form 10-Q with the SEC tomorrow. Now I'm going to turn it over to Mike Stewart, our Chief Operating Officer. Mike?

Michael Stewart - *PhotoMedex Incorporated - COO*

Thanks, Dennis. Good afternoon. First, in regard to the Domestic XTRAC business, placements of the XTRAC Laser remained strong in the quarter with 58 new accounts added, compared to 57 in the fourth quarter. On a net basis, the install base of XTRAC laser placements increased by 10 units in the first quarter of 2009, compared to 22 net units placed in the fourth quarter of 2008. 14 XTRACs were sold in the first quarter, all of which were to underperforming accounts, including 13 to existing customers, compared to 27 sold in the fourth quarter of 2008. Our goal for our recurring revenue accounts is for our position partners to average three to four procedures per day. The top 100 accounts were performing at just over three procedures per day in both the first quarter and the fourth quarter. All active accounts achieved an average of 1.7 procedures per day in both the first and fourth quarters. As we continue to address the level of utilization within the XTRAC base, and in an effort to offset the cost of producing new lasers, we are continuing to remove underperforming lasers from the base. 35 systems were removed in the first quarter of 2009, whereas 15 were removed in the fourth quarter. Our objective in 2009 is to increase utilization in existing accounts. And due to the reimbursed nature of the XTRAC treatments, we are confident in our continued growth objectives despite the economic conditions in the marketplace. Our International Dermatology Equipment sales for the first quarter were $1 million, an increase of 22% over the fourth quarter sales level.

With the recent acquisition of Photo Therapeutics, we have an opportunity to expand our distribution reach internationally. And we are taking the necessary steps to revaluate our distribution efforts throughout the world with an expanded product offering. Regarding Photo Therapeutics, revenues included in our first quarter results following the acquisition were $746,000. On a full-quarter basis, revenues were $1.418 million, which were approximately $100,000 below the first quarter of 2008 revenues after normalizing the exchange rate. PhotoMedex acquired Photo Therapeutics for a number of opportunities, one of which was to utilize the PhotoMedex domestic sales operation to expand the sales of Photo Therapeutics' Professional Series Omnilux products and the handheld New-U and Clear-U products. Historically, PTL averaged approximately eight professional unit sales per quarter. We sold five in the month of March, and believe we have put in place the marketing tools necessary to ramp up sales going forward. Sales of the handheld units through the sales force were encouraging, with 578 units sold in the first quarter. We believe we have a significant opportunity ahead of us with the handheld units through several distribution channels.

One of the things we will be doing over the next several months is creating a differentiation between a professional handheld model for distribution through the sales force into the dermatologist market, and a direct-to-consumer handheld model that

will be priced according to the levels necessary to fully take advantage of the consumer channels. To effectively approach the consumer channels, we have partnered with Global Beauty Group, a consumer product broker and merchandiser who will be assisting us in bringing the handheld devices and our skin care products to the consumer market. In July through Global Beauty, the New-U handheld product for skin rejuvenation with have its first airing on the Home Shopping Network with an initial quantity purchase of 1,500 units. And our eyelash kit, under the brand name Timeless Eye, is expected to be aired on QVC or HSN in the near future. Global Beauty brings to PhotoMedex the expertise needed to execute a direct-to-consumer strategy with our products. In addition to working with Global, we have entered into an exclusive agreement with a major retailer for sale of our Clear-U handheld device for sale in the consumer market for the treatment of acne. While this contract is not expected to have significant 2009 revenue, we are very encouraged with the progress made to date, and expect to develop a strong retail presence with the Clear-U through this relationship. We also continue to sell this product through the physician market.

As Dennis reviewed, our Skin Care Business felt the strain of the economic slow-down more than the other areas of our business. The number of Skin Care sales transactions has slowed, and the size of the transactions are smaller. In the first quarter of last year, our sales of eyelash product was $452,000, and in the first quarter they were less than $121,000. While Allergan, who bundles their eyelash product with Botox, made the market more challenging, the level of decline in sales in the first quarter, we believe, was significantly affected by the economy, as well. Our sunscreen products, which are sold at a premium competitively, sold lower than expected sales. The feedback we are getting from our doctor offices indicates that their available credit has been reduced to a point that not only affects their ability to make large transaction purchases of capital equipment, but also affects the smaller $5,000 and $10,000 transactions they're used to making, as well. While we didn't know the full extent of the economic ramifications, we did foresee that there would be a slow-down and began taking actions to contain and curtail spending in all areas of the Company. We have reset our expectations for the remainder of the year, emphasizing attaining positive operating income by the fourth quarter, and positive EBITDA over the remainder of the year.

Accordingly, the integration of the PTL acquisition has been progressing as planned, and we are near completion of the integration of the ProCyte Redmond, Washington warehouse and distribution facility into our Pennsylvania location. We will continue to rationalize our operations wherever appropriate over the remaining quarters of 2009. Jeff, I'll turn it back to you.

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

Thanks, Mike. Operator, I'd like to open it up for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. The question and answer session will be conducted electronically. (Operator Instructions) We'll go first to Orin Hirschman of AIG.

Orin Hirschman - *AIGH Investment Partners - Analyst*

Hi. How are you?

Unidentified Company Representative

Good afternoon, Orin.

Unidentified Company Representative

Hi Orin.

Orin Hirschman - *AIGH Investment Partners - Analyst*

Just in terms of the sequential decline in the Domestic XTRAC procedures, can you talk more about that? Because one would have thought that perhaps that wouldn't be so economically sensitive, but it appears that it is.

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

Let me understand your question better. The sequential decline of the procedures from quarter to quarter?

Orin Hirschman - *AIGH Investment Partners - Analyst*

Yes.

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

The actual procedures increased 3% quarter-on-quarter. The only delta might be is the deferred revenue between the prior quarter and this quarter, which amounts to $653,000. But sales were actually up 3%.

Dennis McGrath - *PhotoMedex, Incorporated - CFO*

Yes, sequentially and 25% year-on-year.

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

Orin?

Orin Hirschman - *AIGH Investment Partners - Analyst*

Yes.

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

Thank you. That answers the question.

Orin Hirschman - *AIGH Investment Partners - Analyst*

Thank you.

Operator

(Operator Instructions)

Jeff O'Donnell - *PhotoMedex, Incorporated - President, CEO*

Thank you, operator. In summary, the XTRAC will continue to grow, and the new programs that we have put in place will ensure increased utilization for Laser. The Velocity, our new higher-powered super-fast excimer laser device, will be rolled out in the second and the third quarter to our highest volume customers. We will be launching four new home-use skin care kits over the next several months. This is a marketing strategy designed to assist our aestheticians by combining related individual products into one attractively-packaged compact unit, intended to target specific aesthetic concerns. In this manner, the aesthetician is able to provide the patient with the appropriate products at a greater value. This method promises better results and hopefully stronger sales overall. And finally, we look forward to introducing the Photo Therapeutics handheld LED technology. The original product is currently being dispensed through many of our existing customers, both in dermatology and plastic surgery. In July, we will also be launching a new retail brand on the Home Shopping Network, as Mike spoke about earlier, and through a direct consumer campaign by Global Beauty Systems, Inc. Overall, we feel PhotoMedex is well-positioned in this tough economy, and look forward to providing you with an update on our second quarter results in July. Thank you, and good night.

Operator

That does conclude today's conference. We thank you for your participation.